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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of HotJobs.com, Ltd.:

We consent to incorporation by reference in the registration statements
Nos. 333-86409 and 333-38930 on Form S-8 of our reports dated February 8, 2001, relating to the consolidated balance sheets of HotJobs.com, Ltd. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of HotJobs.com, Ltd.


New York, New York                                       /s/ KPMG LLP
March 28, 2001